MEMBRSHIP INTEREST TRANSFER AGREEMENT

THIS MEMBERSHIP INTEREST TRANSFER AGREEMENT (the “Agreement”) is made and entered into this 22nd day of December, 2016, by and between TAURIGA SCIENCES, INC., a Florida corporation (“Tauriga”), and OPEN THERAPEUTICS, LLC, an Ohio limited liability company (“OT”).

WHEREAS, Tauriga currently owns one hundred percent (100%) of the issued and outstanding membership interests of Pilus Energy, LLC (the “Company”); and

WHEREAS, Tauriga desires to transfer and convey eighty percent (80%) of its membership interest in the Company to OT and continue to retain twenty percent (20%) of its membership interest in the Company, and OT desires to accept such membership interest, pursuant to the terms and conditions hereof.

NOW THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed:

1.       Transfer of the Interest. On the date hereof, Tauriga shall transfer and convey eighty percent (80%) of its membership interest in Company (the “Interest”) to OT in exchange for the consideration set forth herein. Within thirty (30) calendar days of the date hereof, OT and Tauriga shall execute an amended and restated operating agreement of the Company (the “A&R Operating Agreement”) evidencing the transfer of the Interest and the admission of OT as a Member. The Company’s existing operating agreement shall be terminated as of the date hereof and superseded by the A&R Operating Agreement. In addition to industry standard provisions, OT and Tauriga agree and acknowledge the A&R Operating Agreement shall contain provisions regarding the (i) “Tauriga Profit Sharing Payment” (as defined in Section 3 below) and (ii) “Tauriga Drag-Along Obligation” (as defined in Section 4 below). Tauriga agrees and acknowledges any rights granted to it through this Agreement and the A&R Operating Agreement shall in no way grant it any rights of equity relating to OT.

2.       Modification of Warrant. Pursuant to a warrant issued by Tauriga to OT dated as of January 28, 2014 (the “Warrant”), OT was granted the right to purchase shares of common stock in Tauriga (the “Warrant Shares”). In consideration for the Interest, OT agrees to release and terminate its right to purchase eighty percent (80%) of the Warrant Shares. For clarity, as of the date hereof, OT will continue to be entitled to purchase twenty percent (20%) of the Warrant Shares in accordance with the terms of the Warrant, and the Warrant will continue in full force and effect with respect to such reduced Warrant Shares.

3.       Profit Sharing. As additional consideration for the Interest transfer, OT also agrees and covenants that the A&R Operating Agreement shall contained a provision substantially as follows:

(a)       OT will cause twenty percent (20%) of the net profit generated from the Company, if any, for each calendar year (or portion thereof) beginning January 1, 2017, and continuing for so long as OT or any of its affiliates own membership interests of the Company (the “Tauriga Profit Sharing Payment”).

(b)       The Tauriga Profit Sharing Payment will be calculated and paid once per calendar year for the preceding calendar year once the Company’s financial statements for such proceeding calendar year are finalized by the Company’s accountants; provided, however, in no event shall the Tauriga Profit Sharing Payment occur later than April 30th for each calendar year in which any payment is due.

(c)       For purposes of this Agreement, “net profit” means the Company’s gross profit less its total operating expenses, including overhead, interest and taxes.

4.       Drag-Along. As additional consideration for OT agreeing to the terms hereof, Tauriga also agrees and covenants that the A&R Operating Agreement shall contained a “drag-along” provision which shall require Tauriga for any transaction for which the consent of the members of the Company is required and/or advisable to vote the membership interests held by Tauriga in the same manner as OT elects to vote its membership interests so long as Tauriga continues to own membership interests of the Company (the “Tauriga Drag-Along Obligation”). Tauriga shall further agree and covenant that the A&R Operating Agreement shall contain provisions requiring Tauriga to execute and deliver any documents reasonably necessary to achieve the intent of the Tauriga Drag-Along Obligation.

5.       Repayment of Tauriga Debt. Tauriga acknowledges and agrees that it owes the amount of Seventy Five Thousand Dollars ($75,000) to OT as of the date hereof (the “Tauriga Debt”), and that notwithstanding the requirements of Sections 3(a) and 3(b) above, OT shall be entitled to retain the first $75,000 of the Tauriga Profit Sharing Payments in repayment of the Tauriga Debt in the event it is still outstanding at the time of such payment. The parties also agree that Tauriga shall have the option to repay the Tauriga Debt in another manner within five (5) weeks of the date of this Agreement, as agreed to by Tauriga and OT.

6.       Company IP. The parties hereto agree and acknowledge that the Company owns that certain U.S. Patent No. 8,354,267 (the “Patent”). Tauriga has notified OT that a maintenance payment is due with respect to the Patent which must be paid by January 13, 2017, or the Patent will risk abandonment.

7.       Representations and Warranties of Tauriga. Tauriga makes the following representations and warranties to OT, each of which is true and correct on the date hereof and shall survive the closing of the transaction contemplated hereby:

(a)       Tauriga owns the Interest, and will convey the Interest to OT, free and clear of any and all liens, claims, charges and encumbrances whatsoever, and (upon execution of this Agreement) the consummation of the transaction provided for herein will not violate any agreement or restriction to which Tauriga is bound or to which such Interest is subject.

(b)       The execution, delivery and performance of this Agreement and the consummation by Tauriga of the transactions contemplated hereby and thereby, are within Tauriga’s power.

(c)       This Agreement is a valid and binding obligation of Tauriga enforceable against Tauriga in accordance with its terms, subject to bankruptcy, insolvency, moratorium, and other laws affecting creditors’ rights generally.

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(d)       The Company owns all rights, interests and title to and in all patents, trademarks, service marks, trade names, copyrights, trade secrets, and proprietary rights and processes related to the Company’s business (the “Company Intellectual Property”), free and clear of any liens and without any conflict with or infringement of the rights of others.

8.       Intellectual Property Assignments. If necessary, Tauriga will promptly assign any rights it may have or acquire in the Company Intellectual Property to the Company pursuant to an instrument of assignment or as otherwise requested by the Company or OT.

9.       Representations and Warranties of OT. OT makes the following representations and warranties to Tauriga, each of which is true and correct on the date hereof and shall survive the closing of the transactions contemplated hereby:

(a)       The execution, delivery and performance of this Agreement and the consummation by OT of the transactions contemplated hereby are within OT’s power.

(b)       This Agreement is a valid and binding obligation of OT enforceable against OT in accordance with its terms, subject to bankruptcy, insolvency, moratorium, and other laws affecting creditors’ rights generally.

(c)       OT is acquiring the Interest for its own account for investment and not with a view to, or for sale in connection with, any distribution thereof, or with any present intention of distributing or selling the same; and OT has no present or contemplated agreement, undertaking, arrangement, obligation, indebtedness or commitment providing for the disposition thereof. OT further represents that it has sufficient and adequate means to provide for its current needs and contingencies and has no need for liquidity with respect to its investment in the Company.

9       Successors and Assigns. This instrument will be binding upon, and inure to the benefit of the parties hereto and their respective successors and assigns.

10.       Entire Agreement; Amendment. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions of the parties, whether oral or written, and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof, except as specifically set forth herein. No amendment, supplement, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the party to be bound thereby.

11.       Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

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12.       Notices. Any notices pursuant to this Agreement shall be deemed properly given if sent by U.S. registered or certified mail, return receipt requested, or by overnight delivery service addressed as follows:

To Tauriga:	Tauriga Sciences, Inc. Attn: Seth M. Shaw 39 Old Ridgebury Road, Suite C4 Danbury, CT 06180

To OT:	Open Therapeutics, LLC Attn: Jerome D. Hamilton, Chief Executive Officer P.O. Box 30085 Cincinnati, OH 45230

13.       Assignment. This Agreement and the respective rights and obligations hereunder may not be assigned by either party hereto without the prior written consent of the other party.

14.       Governing Law; Consent to Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio, without giving effect to the principles of conflict of laws thereof. Both parties hereto agree that the state and federal courts in Hamilton County, Ohio shall have exclusive jurisdiction over all matters arising out of this Agreement, and that service of process in any such proceeding shall be effective if mailed to the respective addresses set forth herein. Both parties also agree that the venue provided above is the most convenient forum, and waive any objection to venue and any objection based on a more convenient forum in any action instituted under this Agreement.

15.       Jury Waiver. BOTH PARTIES HEREBY WAIVE THE RIGHT TO A TRIAL BY JURY OF ANY MATTERS ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. BOTH PARTIES ACKNOWLEDGE THAT THE FOREGOING WAIVER IS KNOWING AND VOLUNTARY.

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IN WITNESS WHEREOF, the parties hereto have caused this Membership Interest Transfer and Profit Sharing Agreement to be executed as of the date first written above.

TAURIGA:

TAURIGA SCIENCES, INC.

By:	/s/ Seth M. Shaw
Print Name:
Title:

OT:

OPEN THERAPEUTICS, LLC

By:	/s/ Jerome Hamilton
Print Name:
Title:

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